Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-3 No. 333-221331 and on Form S-8 Nos. 333-214018 and 333-219938 of our report dated March 15, 2018, with respect to the financial statements of Everspin Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Phoenix, Arizona
March 15, 2018